Exhibit 4.2

FERGUSON ENTERPRISES INC.,

as Company

Ferguson UK Holdings Limited,

as Guarantor

and

THE BANK OF NEW YORK MELLON,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 3, 2024

to

INDENTURE

Dated as of September 30, 2024

Relating to

5.000% Senior Notes due 2034

TABLE OF CONTENTS

i

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of October 3, 2024 (this “First Supplemental Indenture”), between Ferguson Enterprises Inc., a Delaware corporation (the “Company”), Ferguson UK Holdings Limited, a private limited company incorporated under the laws of England and Wales (the “Guarantor”) and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”), to the Base Indenture (as defined below).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of September 30, 2024 (the “Base Indenture” and, together with this First Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of its debt securities, to be issued in one or more series as therein provided;

WHEREAS, the Base Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Indenture to establish the form and terms of any series of Securities (as defined in the Base Indenture) as provided by Sections 2.01 and 3.01 of the Base Indenture;

WHEREAS, the Guarantor has duly authorized the execution and delivery of this First Supplemental Indenture and the issuance of the guarantee of the Notes as set forth herein;

WHEREAS, pursuant to the terms of the Base Indenture, on the date hereof, the Company desires to provide for the establishment of one new series of notes to be known as its 5.000% Senior Notes due 2034 (the “Notes”), the form and substance of such notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and herein;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this First Supplemental Indenture have been met; and

WHEREAS, the Company has requested and hereby requests that the Trustee join with it in the execution and delivery of this First Supplemental Indenture, and all acts and requirements necessary to make this First Supplemental Indenture a legal, valid and binding agreement of the parties, in accordance with its terms, and a valid supplement to, the Base Indenture with respect to the Notes have been done and performed.

WITNESSETH:

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

Article One

Definitions and Other Provisions of General Application

Section 1.01           References. Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. References in this First Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this First Supplemental Indenture unless otherwise specified. Whenever in the Indenture there is mentioned, in any context:

(1)	the payment of principal or interest;

(2)	redemption prices or purchase prices in connection with a redemption or purchase of notes; or

(3)	any other amount payable on or with respect to the Guarantee;

such reference shall be deemed to include payment of Additional Amounts as described under Section 4.02 hereof to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Any references in this Indenture or the Notes to the “close of business” shall mean 5:00 p.m., New York time.

Section 1.02           Definitions. For purposes of this First Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

“Additional Amounts” has the meaning provided in Section 4.02.

“Additional Notes” means any additional Notes that may be issued from time to time pursuant to Section 2.01(b) of this First Supplemental Indenture.

“Authorized Agent” has the meaning provided in Section 7.04.

“Base Indenture” has the meaning provided in the Recitals.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person; and

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries, taken as a whole, to any “person” (as that term is defined in Section 13(d)(3) of the Exchange Act) (other than to the Company or one of its Subsidiaries); or

(2)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are defined in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (A) the Company becomes a direct or indirect wholly-owned Subsidiary of another Person and (B) either (i) the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of such Person immediately after giving effect to such transaction; or (ii) immediately following such transaction no “person” or “group” of related persons (as such terms are defined in Section 13(d)(3) of the Exchange Act) (other than a Person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such Person.

“Change of Control Offer” has the meaning specified in Section 3.02(a).

“Change of Control Payment” has the meaning specified in Section 3.02(a).

“Change of Control Payment Date” has the meaning specified in Section 3.02(a).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Code” has the meaning provided in Section 4.02.

“Company” has the meaning provided in the Preamble.

“Custodian” means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.

“Definitive Note” means a Note issued in definitive form pursuant to the Indenture that does not include the Global Notes legend.

“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“First Supplemental Indenture” has the meaning provided in the Preamble.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Global Note” means one or more Notes that are Global Securities.

“Guarantee” has the meaning provided in Section 6.01.

“Indenture” has the meaning provided in the Recitals.

“Interest Payment Date” has the meaning provided in Section 2.05.

“Investment Grade” means (1) with respect to S&P or Fitch, a rating equal to or higher than BBB- (or the equivalent), (2) with respect to Moody’s, a rating equal to or higher than Baa3 (or the equivalent) and (3) with respect to any additional Rating Agency or Rating Agencies selected by the Company, the equivalent investment grade credit rating.

“Issue Date” means October 3, 2024.

“Maturity Date” has the meaning specified in Section 2.02.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Notes” has the meaning provided in the Recitals. For the avoidance of doubt, “Notes” shall include any Additional Notes, unless the context provides otherwise.

“Par Call Date” means July 3, 2034.

“Rating Agency” means any of Moody’s, S&P and Fitch, and if any of Moody’s, S&P or Fitch shall cease to provide a corporate or issuer credit rating (or the equivalent) of the Company or a rating of the Notes, as applicable, for reasons outside the control of the Company, a nationally recognized statistical rating agency selected by the Company to substitute for such Rating Agency.

“Rating Event” means:

(1) if the Notes are not rated Investment Grade by at least two of the Rating Agencies on the first day of the Trigger Period, the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period by at least two of such Rating Agencies on any date during the Trigger Period;

(2) if the Notes are rated Investment Grade by at least two of the Rating Agencies on the first day of the Trigger Period, the Notes are downgraded to below Investment Grade (i.e., below BBB- or Baa3) by at least two of such Rating Agencies on any date during the Trigger Period; or

(3) if the Notes are rated by only two Rating Agencies on the first day of the Trigger Period, one of which has rated the Notes Investment Grade (“Rating Agency 1”) and one of which has rated the Notes below Investment Grade (“Rating Agency 2”), the Notes are downgraded to below Investment Grade (i.e., below BBB- or Baa3) by Rating Agency 1 on any date during the Trigger Period and the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period by Rating Agency 2 on any date during the Trigger Period, provided that a Rating Event otherwise arising by virtue of a particular downgrade in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event). For the avoidance of doubt, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Regular Record Date” has the meaning provided in Section 2.05.

“relevant holder” has the meaning provided in Section 4.02.

“Relevant Indebtedness” means any indebtedness for borrowed money which is in the form of or represented by any bonds, notes or other securities which have a final maturity of more than one year from the date of their creation and which are for the time being quoted, listed or dealt in, at the request of the Company or the Guarantor, on any stock exchange or recognized securities market.

“Relevant Taxing Jurisdiction” has the meaning provided in Section 4.02.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity will or might have voting power upon the occurrence of any contingency) is at the time of any determination directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.

“Lien(s)” means any mortgage, lien, pledge or other security interest.

“Taxes” has the meaning provided in Section 4.02.

“Treasury Rate” means, with respect to any Redemption Date pursuant to Section 3.01, the yield determined by the Company in accordance with the following two clauses:

(a)       The Treasury Rate applicable to the Notes shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)-H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the applicable Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields-one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life-and shall interpolate to the Par Call Date, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this clause (a), the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from such Redemption Date.

(b)       If on the third Business Day preceding the Redemption Date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the applicable Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date, and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this clause (b), the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trigger Period” means the period commencing on the first public announcement by the Company of an arrangement that could result in a Change of Control until the end of the 60-day period following the public notice of the consummation of the Change of Control; provided, that if the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies, such 60-day period shall be extended until the first to occur of (x) the date that such Rating Agency announces the results of its review and (y) the date that is 180 days after consummation of the Change of Control.

“Trustee” has the meaning provided in the Preamble.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors or managers of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such person).

“Unsecured Notes” means the 3.44% Series M Guaranteed Senior Notes due November 30, 2024, the 3.73% Series J Guaranteed Senior Notes due September 1, 2025, the 3.51% Series N Guaranteed Senior Notes due November 30, 2026, the 4.250% Notes due 2027, the 3.83% Series K Guaranteed Senior Notes due September 1, 2027, the 4.500% Notes due 2028, the 3.250% Notes due 2030 and the 4.650% Notes due 2032, in each case issued by Ferguson Finance plc or Wolsey Capital, Inc., as applicable.

Article Two

General Terms and Conditions of the Notes

Section 2.01           Designation and Principal Amount; Series Treatment. The Company hereby establishes a series of Securities designated the “5.000% Senior Notes due 2034” for issuance under the Indenture. The Notes may be authenticated and delivered under the Indenture in an unlimited aggregate principal amount. The Notes issued on the date hereof pursuant to the terms of the Indenture shall be in an aggregate principal amount of $750,000,000. The Notes are unsecured and shall rank equally with the Company’s other unsecured and unsubordinated indebtedness.

(b)            The Company may, from time to time, without the consent of the Holders of the Notes, issue Additional Notes, so that such Additional Notes and the outstanding Notes of such series will be consolidated together and form a single series of Securities under the Indenture. Any increase in the aggregate principal amount of any series of Notes shall be evidenced by an Officer’s Certificate to be delivered to the Trustee, without any further action by the Company.

(c)             Any Additional Notes issued under Section 2.01(b) shall have the same terms in all respects as the Notes herein provided for, except for the issue date, the public offering price and the payment of interest accruing prior to the issue date or the first Interest Payment Date of such Additional Notes; provided that, if such Additional Notes are not fungible with the Notes for U.S. Federal income tax purposes, such Additional Notes shall have a separate CUSIP number.

Section 2.02           Maturity. Unless an earlier redemption has occurred, the principal amount of the Notes shall mature and be due and payable on October 3, 2034. Such maturity date for the Notes is the “Maturity Date” for the Notes.

Section 2.03           Form and Payment.

(a)            The Notes shall be issued initially in the form of one or more Global Notes in fully registered, book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)           The Notes (other than, with respect to any Additional Notes, changes relating to the issue date, the public offering price, the payment of interest accruing prior to the issue date or the first Interest Payment Date of such Additional Notes) and the Trustee’s certificate of authentication to be endorsed thereon are to be substantially in the form of Exhibit A, which form is hereby incorporated in and made a part of this First Supplemental Indenture. The Notes may have such letters, numbers or other marks of identification and such notations, legends, endorsements or changes as may be required by the Depositary or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed, or to conform to usage, or to indicate any special limitations or restrictions to which any particular Notes are subject, or as the Authorized Officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of the Indenture.

(c)           The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. Payments of principal, premium, if any, and/or interest, if any, on the Global Notes shall be made to the Depositary.

Section 2.04           Depositary

(a)            A Global Note deposited with the Depositary or with the Custodian may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.04(d) and (i) the Depositary (A) has notified the Company that it is unwilling or unable to continue as Depositary for such Global Note, or (B) has ceased to be a clearing agency registered under the Exchange Act and any other applicable statute or regulation at a time when the Depositary is required to be so registered to act as depositary, in each case, unless the Company has approved a successor Depositary within 90 days after receipt of such notice or after it has become aware of such default or cessation or (ii) the Company in its sole discretion determines that such Global Note will be so exchangeable or transferable.

(b)           Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.04 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.04 shall be executed, authenticated and delivered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct.

(c)            At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be appropriately reduced or increased, and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction or increase.

(d)           The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture and the Applicable Procedures. Definitive Notes shall be transferred and exchanged by the Holders thereof and the Trustee in accordance with the terms and conditions set forth in Section 3.05 of the Base Indenture.

Section 2.05           Interest.

The Company shall pay interest on the Notes in cash in arrears on April 3 and October 3 of each year, with the first payment on April 3, 2025, to the Holders in whose names such Notes are registered at the close of business on March 18 and September 18, as the case may be (in each case, whether or not a Business Day), immediately preceding the related Interest Payment Date. Such interest payment dates and record dates for the Notes are the “Interest Payment Dates” and “Regular Record Dates,” respectively, for the Notes.

In each case, interest payable on the Maturity Date of the Notes or any Redemption Date of the Notes shall be payable to the Holder to whom the principal of such Notes shall be payable. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall make payments of principal, premium, if any, and interest of any Global Note through the Trustee or Paying Agent to the Depositary. If any of the Notes are no longer represented by a Global Note, payment of principal, premium, if any, and interest on Definitive Notes may, at the Company’s option, be made by check mailed directly to Holders at their registered addresses appearing in the Security Register. Principal, premium, if any, and interest shall be considered paid on the date due if it has been deposited with the Paying Agent or Trustee in accordance with Section 5.06(c) of the Base Indenture.

Interest payable on any Interest Payment Date, Redemption Date or Stated Maturity shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be. If any Interest Payment Date, Redemption Date or Stated Maturity falls on a day that is a Legal Holiday, the payment of principal, premium, if any, and interest, as the case may be, will be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or Stated Maturity, as applicable; provided that no additional interest shall accrue with respect to the payment due on such date for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be, to the next succeeding Business Day.

Section 2.06           Other Terms and Conditions.

(a)            The Notes are not subject to or entitled to the benefit of any sinking fund.

(b)           The defeasance and covenant defeasance provisions of Section 13.02 of the Base Indenture will apply to the Notes and the covenants set forth in Article Four of this First Supplemental Indenture shall be subject to the provisions of Section 13.02 of the Base Indenture. The provisions of Section 13.01 of the Base Indenture will apply to the Notes.

(c)            The Notes will be subject to the Events of Default provided in Section 6.01 of the Base Indenture, as supplemented by Article Five of this First Supplemental Indenture.

(d)           The Trustee will initially be the Security Registrar and Paying Agent.

(e)            The Notes will be subject to the covenants provided in Article Five of the Base Indenture, as supplemented by Article Four of this First Supplemental Indenture.

(f)            The place of payment for the Notes, and the place where notices and demand to or upon the Company in respect of the Notes and the Indenture may be served, shall be the Corporate Trust Office of the Trustee, which office at the date hereof is located at The Bank of New York Mellon, 311 South Wacker Drive Suite 6200B, Floor 62, Chicago, Illinois 60606, Attention: Corporate Trust - Administrator, or such other address as the Trustee may designate from time to time by notice to the Holders, the Company and the Guarantor, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders, the Company and the Guarantor); provided, that no office of the Trustee shall be an office or agency of the Company or the Guarantor for purposes of service of legal process on the Company or the Guarantor.

Article Three

Redemption; Change of Control Offer

Section 3.01           Optional Redemption of the Notes.

(a)            Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price calculated by the Company (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i)             (A) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (B) interest accrued to the Redemption Date, and

(ii)            100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the Redemption Date.

(b)           On or after the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest, if any, thereon to, but excluding, the Redemption Date.

(c)            Unless the Company defaults in payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

(d)            In the case of a partial redemption of Definitive Notes, selection of the Notes for redemption will be made by lot. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. Except in the case of Global Notes, a new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by the Depositary, the redemption of the Notes shall be done in accordance with the Applicable Procedures.

(e)            The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no duty to determine, or verify the calculation of, the redemption price.

Section 3.02           Change of Control Offer.

(a)            Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its option to redeem the Notes pursuant to Section 3.01 of this First Supplemental Indenture, each Holder of Notes will have the right to require that the Company purchase all or a portion (equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to an offer (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

(b)           Within 30 days following the date upon which the Change of Control Triggering Event occurred or, at the Company’s option, prior to and conditioned on the occurrence of, any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company must deliver a notice to each Holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 10 days nor (except to the extent such notice is conditioned upon the occurrence of a Change of Control Triggering Event) later than 60 days from the date such notice is sent and, if the notice is sent prior to the Change of Control, no earlier than the date of the occurrence of the Change of Control, other than as may be required by law (the “Change of Control Payment Date”). The Change of Control Payment Date may be designated by reference to the date that the Change of Control Triggering Event is satisfied, rather than a specific date. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of Definitive Notes electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice. Holders of Global Notes must transfer their Notes to the Paying Agent by book-entry transfer pursuant to the Applicable Procedures of the Paying Agent and the Depositary (in the case of Global Notes), in each case prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(c)            The Company shall not be required to make a Change of Control Offer if (i) a third party makes such an offer in the manner and at the times required and otherwise in compliance with the requirements applicable to such an offer had it been made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption of all outstanding Notes has been given pursuant to Section 3.01 of this First Supplemental Indenture, unless and until there is a default in payment of the applicable redemption price.

(d)           If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in an offer to repurchase the Notes upon a Change of Control Triggering Event and the Company, or any third party making an offer to repurchase the Notes upon a Change of Control Triggering Event in lieu of the Company, as described in the immediately preceding clause (c), purchase all of the Notes validly tendered and not withdrawn by such Holders, then the Company shall have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the Change of Control Payment Date, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of the Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

(e)            To the extent that the provisions of any securities laws or regulations including Rule 14e-1 under the Exchange Act, conflict with the Change of Control Triggering Event provisions of the Indenture and the Notes, the Company shall not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Indenture and the Notes by virtue of compliance with the securities laws and regulations.

(f)            The Company’s obligation to make a Change of Control Offer and/or a Change of Control Payment as a result of a Change of Control Triggering Event may be waived or modified with the written consent of Holders of a majority of the aggregate Outstanding principal amount of the Notes.

(g)            The Trustee shall not be responsible for monitoring the ratings of the Notes, any Rating Event or any Change of Control Triggering Event.

Section 3.03           Redemption for Tax Reasons.

(a)            The Company is entitled to redeem the Notes, at its option, at any time in whole but not in part, at 100% of the principal amount thereof, plus accrued and unpaid interest and all Additional Amounts (if any), to, but excluding, the date of redemption (subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date), in the event the Guarantor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts with respect to the Notes as a result of:

(i)             a change in or an amendment to the laws (including any regulations, protocols or rulings promulgated and treaties enacted thereunder) of any Relevant Taxing Jurisdiction affecting taxation; or

(ii)            any change in or amendment to, or the introduction of, any official position regarding the application, administration or interpretation of such laws, regulations, treaties or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice or revenue guidance), which change or amendment is announced or becomes effective on or after the issue date of the Notes and the Guarantor cannot avoid such obligation by taking reasonable measures available to it; provided, that for this purpose reasonable measures shall not include any change in the Guarantor’s jurisdiction of organization or location of its principal executive office. Notice of such redemption shall be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures), at least 10 days but not more than 60 days before the Redemption Date to each Holder at such Holder’s registered address or otherwise in accordance with the Applicable Procedures. Notwithstanding the foregoing, no such notice of redemption will be given (i) earlier than 90 days prior to the earliest date on which the Guarantor would be obliged to make such payment of Additional Amounts and (ii) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.

(b)           Before the Company mails or delivers notice of redemption of the Notes in accordance with Section 3.03(a), the Company will deliver to the Trustee an Officer’s Certificate stating that the Guarantor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it and that all conditions precedent to the redemption have been complied with. The Company will also deliver an Opinion of Counsel to the effect that the Guarantor would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or a new application or interpretation of such laws or regulations (as described in Section 3.03(a)(i) or (ii) above) and that all conditions precedent to the redemption have been complied with.

(c)            The provisions of this Section 3.03 will apply, mutatis mutandis, to any jurisdiction in which any successor to the Guarantor is incorporated or organized or any political subdivision or taxing authority or agency thereof or therein; provided that if on the date of the succession the taxing jurisdiction is not already a Relevant Taxing Jurisdiction, the change or amendment is announced on or after that date.

Section 3.04           Additional Redemption Provisions.

(a)            Subject to Section 7.03 of this First Supplemental Indenture, the provisions of Article Four of the Base Indenture, as supplemented by the provisions of this First Supplemental Indenture, shall apply to the Notes.

Article Four

Additional Covenants

Section 4.01           Limitation on Liens. So long as any of the Notes remains Outstanding, each of the Company and the Guarantor shall not create or permit to subsist, and the Company will not permit any of its Subsidiaries to create or permit to subsist, any Lien upon, or with respect to, any of the Company’s, the Guarantor’s or any of such Subsidiaries’ present or future revenues or assets to secure any of the Company’s or the Guarantor’s Relevant Indebtedness or any Relevant Indebtedness of any Subsidiary of the Company, unless the Company, the Guarantor or such Subsidiary, as applicable, simultaneously with, or prior to, the creation of any such Lien, takes any and all action necessary to procure that all amounts payable by the Company in respect of the Notes and by the Guarantor under the Guarantee are secured equally and ratably for so long as any such Lien securing Relevant Indebtedness subsists; provided, however, such limitation shall not apply to or operate to prevent or restrict the creation of or permitting to subsist of the following permitted Liens with respect to the Company, the Guarantor and any Subsidiary of the Company:

(a)            Liens arising by operation of law or any right of set-off;

(b)           any Lien existing as of the Issue Date, or any replacement or substitute of such Lien where the principal amount of indebtedness secured thereby does not exceed the principal amount of indebtedness secured by the Lien which it replaces or substitutes (at the time of such replacement or substitution);

(c)            (i) any Lien which exists on any asset or group of assets which secures any indebtedness for borrowed money where such asset or group of assets is acquired after the Issue Date provided such Lien only secures the indebtedness secured thereby at the date of acquisition, or any replacement or substitute of such Lien where the principal amount of indebtedness secured thereby does not exceed the principal amount of indebtedness secured by the Lien on the date of such acquisition; (ii) any Lien created with respect to an asset or group of assets solely for the purpose of financing the costs of acquiring such asset or group of assets, or any replacement or substitute of such Lien where the principal amount of indebtedness secured thereby does not exceed such costs of acquisition; and (iii) any Lien created by any Subsidiary of the Company prior to its becoming a Subsidiary of the Company and securing only indebtedness incurred by such Person prior to its becoming a Subsidiary of the Company and not incurred in contemplation of its so becoming a Subsidiary of the Company and which secures only indebtedness secured thereby at the date on which such Person becomes a Subsidiary of the Company, or any replacement or substitute of such Lien where the principal amount of indebtedness secured thereby does not exceed the principal amount of indebtedness secured by the Lien which it substitutes or replaces (at the time of such replacement or substitution); and

(d)            any Lien securing any indebtedness for borrowed money or any guarantee of any indebtedness for borrowed money if the liability for the repayment of the principal of and interest on such indebtedness for borrowed money is restricted to, or by reference to, funds available from a particular source or sources (including, in particular, any project, projects or assets) for the undertaking or acquisition or development, as the case may be, of which the indebtedness for borrowed money has been incurred.

Section 4.02           Additional Amounts.

(a)           The Guarantor shall make all payments under or with respect to the Guarantee free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) imposed or levied by or on behalf of (i) the United Kingdom or any political subdivision or any authority or agency therein or thereof having power to tax, (ii) any other jurisdiction in which the Guarantor is organized or is otherwise resident for tax purposes or any political subdivision or any authority or agency therein or thereof having the power to tax, or (iii) any jurisdiction from or through which payment under or with respect to the Guarantee is made or any political subdivision or any authority or agency therein or thereof having the power to tax (each a “Relevant Taxing Jurisdiction”), unless the withholding or deduction of such Taxes is required by law or by the official interpretation or administration thereof.

If the Guarantor is so required to withhold or deduct any amount for or on account of Taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Guarantee, the Guarantor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by a Holder (including Additional Amounts) after such withholding or deduction (including any such withholding or deduction in respect of such Additional Amounts) will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(i)            any Taxes imposed by the United States, or by any political subdivision or territory or possession of such jurisdiction or by any authority or agency therein or thereof having the power to tax;

(ii)           any Taxes that would not have been so imposed but for the existence of any present or former connection between the Holder, applicable recipient of payment or beneficial owner of the Notes or any payment in respect of such Notes (each, a “relevant holder”) (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the relevant holder, if the relevant holder is an estate, nominee, partnership, trust, corporation or other business entity) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction, but excluding a connection arising solely from the ownership or holding of such Notes or the receipt of any payment in respect of such Note or the Guarantee or the exercise or enforcement of rights under such Notes or the Guarantee);

(iii)          any estate, inheritance, gift, sales, use, value added, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

(iv)         any Taxes imposed as a result of the failure of the relevant holder of the Notes (a) to make a declaration of non-residence or similar claim for exemption or reduction of the applicable deduction or withholding or (b) to comply with a timely request in writing of the Company or the Guarantor (such request being made at a time that would enable such relevant holder acting reasonably to comply with that request) to provide information concerning such relevant holder’s nationality, residence, identity or connection with any Relevant Taxing Jurisdiction, in the case of (a) and (b), if and to the extent that due and timely compliance with such request under applicable law, regulation or administrative practice would have reduced or eliminated such Taxes with respect to such relevant holder;

(v)          any Taxes payable by any person (other than a Person acting on behalf of the Guarantor) acting as custodian bank or collecting agent on behalf of a relevant holder, or that are otherwise payable other than by deduction or withholding from a payment on the Guarantee; or

(vi)         any Taxes withheld or deducted pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable or successor version of such Sections, any U.S. Treasury regulations promulgated thereunder, any official interpretations thereof or any agreements or treaties (including any law implementing any such agreement or treaty) entered into in connection with the implementation thereof.

(b)           Without prejudice to the foregoing provisions, the Guarantor shall not pay Additional Amounts (i) to the extent the payment could have been made without such deduction or withholding if the

Notes or Guarantee had been presented for payment (where presentation is permitted or required for payment) within 30 days after the date on which such payment or such Notes or Guarantee became due and payable or the date on which payment thereof is duly provided for, whichever is later, (ii) with respect to any payment on the Notes or Guarantee to any Holder who is a fiduciary or partnership (including an entity treated as a partnership for tax purposes) or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Notes, or (iii) in respect of any Notes to the extent such withholding or deduction is imposed as a result of any combination of clauses (i), (ii), (iii), (iv), (v) and (vi) of Section 4.02(a) and/or clauses (i) and (ii) of this Section 4.02(b).

(c)           The Guarantor shall make any required withholding or deduction and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Guarantor shall provide the Trustee, for the benefit of the Holders, with official receipts evidencing the payment of any Taxes so withheld or deducted. If, notwithstanding the Guarantor’s efforts to obtain such receipts, the same are not obtainable, the Guarantor will provide the Trustee with other evidence. In no event, however, shall the Guarantor be required to disclose any information that the Guarantor reasonably deems to be confidential.

(d)            If the Guarantor is or will become obligated to pay Additional Amounts under or with respect to any payment made on the Guarantee, at least 30 days prior to the date of such payment (unless the Guarantor becomes aware of the obligation to pay Additional Amounts less than 30 days prior to that payment date, in which case the Guarantor shall notify the Trustee, in writing, promptly thereafter), the Guarantor will deliver to the Trustee an Officer’s Certificate stating that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date.

(e)             Neither the Trustee nor the Paying Agent shall have any responsibility or liability for the determination, verification or calculation of any Additional Amounts.

(f)             The obligations described under this Section 4.02 shall survive any termination, defeasance or discharge of the Indenture and any transfer of the Notes and shall apply, mutatis mutandis, to any jurisdiction in which any successor to the Guarantor is organized or resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein (each of which shall also be treated as a Relevant Taxing Jurisdiction).

Article Five

Additional Events of Default

In addition to the Events of Default provided in Section 6.01 of the Base Indenture, the following shall be Events of Default with respect to the Notes:

(1)	if any other indebtedness for borrowed moneys of the Company or the Guarantor, other than indebtedness for borrowed moneys which is of a limited recourse nature (being indebtedness for borrowed moneys of the Company or the Guarantor the liability for repayment of which is restricted to a particular source as referred to in Section 4.01(d)), is not paid when due or within any applicable grace period relating thereto, or any indebtedness for borrowed moneys of the Company or the Guarantor is declared to be or otherwise becomes due and payable prior to its specified maturity by reason of default; provided that any such event shall only be capable of being an Event of Default with respect to the Notes if the aggregate amount of all such indebtedness for borrowed moneys exceeds $150 million (or its equivalent in other currencies);

(2)	the Guarantee ceases to be valid and legally binding for any reason other than a termination or release in accordance with the Indenture, or the Guarantor denies or disaffirms its obligations under the Guarantee in writing;

(3)	the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Guarantor in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudicating the Guarantor bankrupt or insolvent, or appointing a custodian, receiver, conservator, liquidator, assignee, trustee, sequestrator or other similar official of the Guarantor or for substantially all of the property of the Guarantor, or ordering the winding up or liquidation of the affairs of the Guarantor other than as permitted under Section 6.04, and the continuance of any such decree or order for relief unstayed and in effect for a period of 90 consecutive days; or

(4)	the commencement by the Guarantor of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by the Guarantor to the entry of a decree or order for relief in respect of the Guarantor in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Guarantor, or the consent by the Guarantor to the filing of such petition or to the appointment of a custodian, receiver, conservator, liquidator, assignee, trustee, sequestrator or similar official of the Guarantor or for substantially all of the property of the Guarantor, or the making by the Guarantor of an assignment for the benefit of creditors.

Article Six

Guarantee

Section 6.01           Guarantee. Subject to this Article Six, the Guarantor hereby unconditionally and irrevocably guarantees on an unsecured basis the Notes and the obligations of the Company, under the Indenture and the Notes, and guarantees to each Holder of a Note authenticated and delivered by the Trustee, and to the Trustee for itself and on behalf of such Holder, that: (a) the principal, premium, if any, and interest on the Notes will be paid in full when due, whether at Stated Maturity, by acceleration or otherwise, together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise (the “Guarantee”).

The Guarantor hereby agrees (to the extent permitted by applicable law) that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other guarantor, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of such Guarantor. The Guarantor hereby waives (to the extent permitted by applicable law) the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee shall not be discharged as to any Note except by complete performance of the obligations contained in such Note, the Indenture and the Guarantee. The Guarantor acknowledges that the Guarantee is a guarantee of payment, performance and compliance when due and not of collection. The Guarantor hereby agrees that, in the event of a default in payment of principal, premium, if any or interest on such Note, whether at its Stated Maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this First Supplemental Indenture, directly against such Guarantor to enforce the Guarantee without first proceeding against the Company or any other guarantor.

If any Holder or the Trustee is required by any court or otherwise to return to the Company or the Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or such Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. The Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee on the other hand, (1) subject to this Section 6.01, the maturity of the obligations guaranteed hereby may be accelerated as provided in the Indenture for the purposes of the Guarantee of such Guarantor notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any acceleration of such obligation as provided in the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of the Guarantee.

The Guarantor hereby agrees that the Guarantee provided for hereby shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is rescinded or must otherwise be restored by a Holder to the Company upon the bankruptcy or insolvency of the Company or any Guarantor.

The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this First Supplemental Indenture and from its Guarantee and waivers pursuant to its Guarantee under this Section 6.01.

The Guarantee shall be effective upon the authentication of the Notes by the Trustee. The Guarantor agrees that its Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of the Guarantee on the Notes.

In case any provision of the Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby to the extent permitted by applicable law.

Section 6.02           Limitation of Liability. Anything in the Indenture, the Notes or the Guarantee to the contrary notwithstanding, the obligations of the Guarantor under the Indenture, the Notes and the Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor (including any other Guarantees), result in the obligations of such Guarantor under its Guarantees and this Indenture not constituting a fraudulent transfer or conveyance under any applicable federal, foreign, state or provincial bankruptcy law or any similar federal, foreign or state law affecting the rights of creditors generally.

Section 6.03           Release of Guarantee. The Guarantee of the Guarantor will be automatically released without any further action required on the part of the Trustee or any Holder upon:

(a)             the Guarantor no longer guaranteeing or otherwise ceasing to be an obligor under the Unsecured Notes outstanding as of the Issue Date;

(b)            the sale or other disposition (including by way of consolidation, merger, dissolution or otherwise) of the Capital Stock of the Guarantor in a transaction not prohibited by the Indenture, such that it is no longer a subsidiary of the Company;

(c)             the sale or other disposition of all or substantially all of the assets of the Guarantor in a transaction not prohibited by the Indenture; or

(d)            upon the Company’s exercise of its defeasance option or covenant defeasance option or upon the satisfaction and discharge of the Notes.

Section 6.04           Consolidation, Merger or Sale. The Guarantor may not consolidate with or merge into any other person, or sell or transfer all or substantially all of its properties and assets to, any other person unless the successor entity is organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, the United Kingdom, the Channel Islands (including Jersey and Guernsey) or any other country that is a member of the Organization for Economic Cooperation and Development and: (a) in the case of a merger, it or the Company is the continuing person; or (b) in case the Guarantor consolidates with or merge into another person (and the Guarantor or the Company is not the continuing person), or sells or transfers all or substantially all of its properties and assets to another person (other than the Company), (i) the person formed by such consolidation or into which it is merged or the person that acquires by sale or transfer all or substantially all of its properties and assets will assume, by a supplemental indenture executed and delivered to the Trustee, the Guarantee, and the Guarantor’s other obligations under the Indenture, including to pay Additional Amounts, and (ii) immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing which has not otherwise been waived or remedied in compliance with the terms of the Indenture.

Every such successor person, upon executing such supplemental indenture will succeed to the Guarantor with the same effect as if it had been an original party hereto (which succession shall relieve the Guarantee of all liabilities and discharge the Guarantor from all obligations and covenants, in each case under the Indenture, the Notes and the Guarantee).

Notwithstanding any other provision of this Section 6.04, the Guarantor may (I) consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company, (II) consolidate or otherwise combine with or merge into an affiliate of the Company incorporated or organized for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction, or changing the legal form of the Guarantor, (III) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of the Guarantor, and (IV) liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company (as evidenced by an Officer’s Certificate delivered to the Trustee).

Article Seven

Miscellaneous

Section 7.01           Application of First Supplemental Indenture. The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed and all of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this First Supplemental Indenture as fully and with like effect as if set forth herein in full. This First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 7.02           Trust Indenture Act. To the extent the Trust Indenture Act applies to the Indenture, the Notes or the Guarantee, if any provision of the Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern the Indenture, the latter provision shall control. To the extent the Trust Indenture Act applies to the Indenture, the Notes or the Guarantee, if any provision of the Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to the Indenture as so modified or to be excluded, as the case may be.

Section 7.03           Conflict with Base Indenture. To the extent not expressly amended or modified by this First Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this First Supplemental Indenture relating to the Notes and the Guarantee is inconsistent with any provision of the Base Indenture, the provision of this First Supplemental Indenture shall control.

Section 7.04           Governing Law; Waiver of Trial by Jury; Submission to Jurisdiction. This First Supplemental Indenture, the Notes and the Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law that would result in the application of the laws of another jurisdiction. Any legal suit, action or proceeding arising out of or based upon this First Supplemental Indenture or the transactions contemplated hereby may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of the parties hereto and the Holders, by acceptance of the Notes, hereby irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The Guarantors hereby appoints the Company, or any successor thereto, as its authorized agent (the “Authorized Agent”), upon whom process may be served in any suit, action or proceeding arising out of or based upon this Indenture, the Notes or the Guarantees or the transactions contemplated herein. The Company has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such respective appointment in full force and effect as aforesaid. Service of process upon the Company shall be deemed, in every respect, effective service of process upon the Guarantor.

EACH OF THE COMPANY, THE GUARANTOR, THE TRUSTEE AND EACH HOLDER OF A NOTE, BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.05           Successors. All agreements of the Company in the Base Indenture, this First Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Base Indenture and this First Supplemental Indenture shall bind its successors. All agreements of the Guarantor in this First Supplemental Indenture and the Guarantor shall bind its successors.

Section 7.06           Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by PDF transmission will constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by email transmission with PDF attachment will be deemed to be their original signatures for all purposes. For the avoidance of doubt, the words “execution,” “signed,” “signature,” “delivery” and words of like import in this First Supplemental Indenture shall be deemed to include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee, pursuant to reasonable procedures approved by the Trustee.

Section 7.07           Trustee Disclaimer. The Trustee makes no representation as to the validity, adequacy or sufficiency of this First Supplemental Indenture and the Notes other than as to the validity of the execution and delivery of the First Supplemental Indenture by the Trustee and the authentication of the Notes by the Trustee or any Authenticating Agent. The recitals and statements herein and in the Notes are deemed to be those of the Company and not of the Trustee and the Trustee assumes no responsibility for the same and the Trustee does not make any representation with respect to such matters. The Trustee or any Authenticating Agent shall not be accountable for the use or application by the Company of Notes or the proceeds thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties to this First Supplemental Indenture have caused it to be duly executed as of the day and year first above written.

FERGUSON ENTERPRISES INC., as Company

By:	/s/ William Brundage
Name: William Brundage
Title: Chief Financial Officer

FERGUSON UK HOLDINGS LIMITED, as Guarantor

By:	/s/ William Brundage
Name: William Brundage
Title: Authorized Signatory

[Signature Page to First Supplemental Indenture]

The Bank of New York Mellon, as Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

[Signature Page to First Supplemental Indenture]

Exhibit A

FORM OF NOTE

Each Global Note shall bear the following legend:

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Each Global Note having The Depository Trust Company as the Depositary shall have the following legend:

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF [*], OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO [*] OR TO SUCH OTHER ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, [*], HAS AN INTEREST HEREIN.

FERGUSON ENTERPRISES INC.
5.000% Senior Notes due 2034

No. [*]	CUSIP No.: 31488V AA5
ISIN No.: US31488VAA52
$[*]

FERGUSON ENTERPRISES INC., a Delaware corporation (the “Company”), for value received promises to pay to [*] or registered assigns, the principal sum of [*] DOLLARS (as may be adjusted by the increase or decrease as reflected on the Schedule of Increases or Decreases in the Global Note attached hereto) on October 3, 2034 (the “Maturity Date”).

Interest Payment Dates: April 3 and October 3 (each, an “Interest Payment Date”), commencing on April 3, 2025, and upon the Maturity Date.

Interest Record Dates: March 18 and September 18 (each, a “Regular Record Date”).

Reference is made to the further provisions of this 2034 Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this 2034 Note to be duly executed.

Dated:

FERGUSON ENTERPRISES INC.

By:
Name: William Brundage
Title: Chief Financial Officer

[Signature Page to 2034 Note]

This is one of the Securities of the series designated therein issued under the within-mentioned Indenture.

The Bank of New York Mellon,
as Trustee

Dated:	By:
Authorized Signatory

[Signature Page to 2034 Note]

(REVERSE OF NOTE)

FERGUSON ENTERPRISES INC.
5.000% Senior Notes due 2034

1.             Interest.

Ferguson Enterprises Inc. (the “Company”) promises to pay interest on the principal amount of this 2034 Note at the rate per annum set forth above. Interest on the 2034 Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on the 2034 Notes in arrears on April 3 and October 3 of each year, with the first payment on April 3, 2025, to the Holders in whose names such 2034 Note is registered at the close of business on March 18 and September 18, as the case may be (in each case, whether or not a Business Day), immediately preceding the related Interest Payment Date. In each case, interest payable on the Maturity Date of the 2034 Notes or any Redemption Date of the 2034 Notes shall be payable to the Person to whom the principal of such 2034 Note shall be payable. Interest payable on the any Interest Payment Date, Redemption Date or Stated Maturity shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the 2034 Notes) to, but excluding, such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be. If any Interest Payment Date, Redemption Date or Stated Maturity falls on a day that is a Legal Holiday, the payment of principal, premium, if any, and interest, as the case may be, will be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or Stated Maturity, as applicable; provided that no additional interest shall accrue with respect to the payment due on such date for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be, to the next succeeding Business Day.

Any interest on this 2034 Note that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder at the close of business on the relevant Regular Record Date, and such Defaulted Interest shall be paid by the Company in accordance with the provisions of Section 3.07 of the Base Indenture.

The Company shall pay interest on overdue principal and premium, if any, and (to the extent legally enforceable under applicable law) upon any overdue installments of interest at the same rate borne by this 2034 Note.

2.             Paying Agent.

Initially, The Bank of New York Mellon (the “Trustee”) will act as Paying Agent. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent.

3.             Indenture; Defined Terms.

This 2034 Note is one of the 5.000% Senior Notes due 2034 (the “2034 Notes”) issued under the Indenture, dated as of September 30, 2024 (as amended, modified or supplemented from time to time in accordance therewith, the “Base Indenture” and, as supplemented by the First Supplemental Indenture, dated as of October 3, 2024, the “Indenture”), by and between the Company and the Trustee, as trustee. This 2034 Note is a “Security” and the 2034 Notes are “Securities” under the Indenture.

For purposes of this 2034 Note, unless otherwise defined herein, capitalized terms herein are used as defined in the Indenture. The terms of the 2034 Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Notwithstanding anything to the contrary herein, the 2034 Notes are subject to all such terms, and Holders of 2034 Notes are referred to the Indenture and the Trust Indenture Act for a statement of them. To the extent the terms of the Indenture and this 2034 Note are inconsistent, the terms of the Indenture shall govern.

4.             Denominations: Transfer: Exchange.

The 2034 Notes are in registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder shall register the transfer or exchange of 2034 Notes in accordance with the Indenture. The Company or the Securities Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture.

5.             Redemption.

The 2034 Notes are subject to optional redemption as further described in the Indenture. The 2034 Notes are also subject to redemption for tax reasons as further described in the Indenture. There is no sinking fund applicable to the 2034 Notes.

6.             Offer to Purchase Upon Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its optional redemption rights, each Holder of 2034 Notes will have the right to require that the Company repurchase all or a portion (equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s 2034 Notes, as further described in the Indenture.

7.             Defaults and Remedies.

If certain Events of Default with respect to the 2034 Notes occur and are continuing, then the Trustee or the Holders of not fewer than 30% in aggregate principal amount of the Outstanding 2034 Notes may declare the principal amount and accrued and unpaid interest, if any, of all the 2034 Notes to be due and immediately payable, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount and such accrued and unpaid interest shall become immediately due and payable.

8.             CUSIP Numbers.

No representation is made as to the accuracy of CUSIP or ISIN numbers as printed on the 2034 Notes.

9.             Guarantee.

The Company’s obligations under the Notes are fully, irrevocably and unconditionally guaranteed by the Guarantor on a senior unsecured basis, to the extent set forth in the Indenture.

10.           Governing Law.

This 2034 Note shall be governed by and construed in accordance with the laws of the State of New York.

ASSIGNMENT FORM

To assign this 2034 Note, fill in the form below:

I or we assign and transfer this 2034 Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this 2034 Note on the books of the Company. The agent may substitute another to act for her.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this 2034 Note.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the United States Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 3.02(b) of the Supplemental Indenture, check the box:

☐ 3.02(b) Change of Control Triggering Event

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.02(b) of the Supplemental Indenture, state the amount: $   .

Date:		Your Signature:
(Sign exactly as your name appears on the other side of the Security) Tax I.D. number

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE*

The following increases or decreases in this Global Note have been made.

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee

* This schedule should be included only if the Note is issued in global form.